
                                                                      Exhibit 11
                            DARDEN RESTAURANTS, INC.
           DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
                                 (In Thousands)
                                    Thirteen Weeks Ended Thirty-Nine Weeks Ended
                                    --------------------------------------------
                                     February   February   February   February
                                     23, 1997   25, 1996   23, 1997   25, 1996
                                    --------------------------------------------
Computation of Shares:

  Weighted average number of shares
   outstanding.....................  154,200    159,100    156,500    158,800

  Net shares resulting from the
   assumed exercise of certain stock
   options (a).....................      674(b)   2,900(b)     823(b)   2,300(b)
                                     -------    -------    -------    -------

  Total common shares and common share
   equivalents.....................  154,874    162,000    157,323    161,100
                                     =======    =======    =======    =======

Notes to Exhibit:

(a)Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

(b)Common  share  equivalents  for the  thirteen  and  thirty-nine  weeks  ended
   February 23, 1997 and February 25, 1996 are not material. As a result, earnings per share has been computed using the weighted average number of shares outstanding.